EXHIBIT 99.1

CLEMENT  WU JOINS XINHUA CHINA AS CHIEF FINANCIAL OFFICER;
HENRY JUNG ASSUMES NEW RESPONSIBILITIES

Beijing, December 28, 2005 – Xinhua China, Ltd. (OTCBB: XHUA) today announced that Clement Wu, CPA, has joined the company as its new Chief Financial Officer effective January 1, 2006. Mr. Wu will oversee all of Xinhua China’s accounting and financial reporting functions.

“Mr. Wu is an accomplished financial professional who brings additional management skills to our team,” said Xianping Wang, president and CEO.  “His extensive background as finance and accounting executive coupled with his vast experience in a variety of domestic and international businesses makes him a tremendous asset to Xinhua China.”

Wu, 42, brings more than 14 years of experience in financial leadership roles, including holding a significant auditing position as assistant manager with PricewaterhouseCoopers in Beijing China from 1992 to 1999.  Most recently, Mr. Wu served at the Financial Controller for Beijing Dongming Chemical Industry Co., Ltd, where he was responsible for all financial aspects of the company and improved the information system by reducing the reporting time.

Mr. Wu hold’s a bachelor’s degree in economics from Beijing Normal University and is a Certified Public Accountant.

Wu succeeds Henry Jung, who has served as the company's CFO since October, 2004.  “Henry Jung has been instrumental in the successful establishment of Xinhua China as a U.S. public GAAP reporting company.  He has also been an active participant in our primary subsidiary Xinhua Publications Circulation & Distribution Co., Ltd. and the transition of its business from a government owned entity to a commercial enterprise,” said Mr. Wang.  “We appreciate the commitment he has made to Xinhua China and look forward to his continued contributions as he focuses on new business development and strategic alliances.”

“In his new capacity, Jung will be able to devote more time to increasing our Dial-A-Book Chapter OneTM program, which allows users the ability to access both excerpts of domestic Chinese titles, and more than 25,000 Chapter OneTM English language book excerpts through Xinhua China’s portal,” Wang continued.  “Other responsibilities include expanding our database and establishing agreements with publishers seeking national distribution into China through our exclusive license.”

About Xinhua China

Xinhua China Ltd. is a US publicly traded holding company that, through one of its subsidiaries, Xinhua Publications Circulation & Distribution Co., Ltd., holds a national license for distribution of books and other publications in China.  Xinhua China is involved in forming strategy, operating and financing for Xinhua C & D.  Xinhua China also interfaces with the worldwide financial communities to inform them of the combined companies' goals and developments.  For more information, please call Mr. Alex Helmel at 1 800 884-3864 ext. 17 or visit its website at http://www.xinhuachina.com.cn.

SAFE HARBOR STATEMENT
THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, XINHUA CHINA'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.